PETER G. MATTHEWS

LAWYER

pgm@lawyer.com

Canada:

            Suite 200, 100 Park Royal, West Vancouver, BC, Canada, V7T 1A2

            Tel:  (604) 922-0584

               Fax:  (604) 648-9083

September 1, 2003

#200, 100 Park Royal

West Vancouver, BC Canada V7T 1A2

RE:

Registration Statement on Form S-8 covering the Public Offering of Common Shares

Dear Sir or Madam:

I have acted as counsel for  (the "Company"), in connection with registration by the Company of an aggregate of 1,061,000 Common Shares, without par value, to be issued under the terms of consulting agreements with William M. Morrison, Sheila Stern, Andreas K Cyppek, Con Buckley, Gary Burnie and Uwe Trost (the "Agreements"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Memorandum, Articles of Incorporation, minutes of meetings of its Board of Directors.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the Province of British Columbia.

2. The Agreements and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued the Common Shares underlying the Agreements will constitute duly and validly issued and outstanding, fully paid and non-assessable, Common Shares of the Company.

Yours truly,

/s/ Peter G. Matthews

Peter G. Matthews